Exhibit 99.1

Consent of Director Nominee

D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. (the “Company”) is filing a Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of American Depositary Shares representing Class B ordinary shares of the Company. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Tayfun Bayazıt
Name: Tayfun Bayazıt